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Exhibit 10.36

LICENSE AGREEMENT

by and between

TWENTE UNIVERSITY

AND

IMMUNIVEST CORPORATION

ARTICLE 8—INFRINGEMENT		9
8.1	Notice	9
8.2	Immunivest Prosecution of Infringement	9
8.3	Institution Prosecution of Infringement	9
8.4	Declaratory Judgment Actions	10
8.5	Cooperation	10
8.6	Grant of Licenses	10
ARTICLE 9—PRODUCT LIABILITY		10
9.1	No Warranties by Institution	10
9.2	Disclaimers of Warranties	10
9.3	Immunivest Indemnity	10
9.4	Compliance with Laws	11
ARTICLE 10—NON-USE OF NAMES		11
ARTICLE 11—PAYMENTS, NOTICES, ETC		12
ARTICLE 12—MISCELLANEOUS PROVISIONS		12
12.1	No Waiver	12
12.2	Governing Law	12
12.3	Severability	12
12.4	Assignment; Binding Effect	12
12.5	Entire Agreement and Amendment	12
12.6	Headings, Gender and "Person"	13
12.7	Expenses	13
12.8	No Benefit to Others	13
12.9	Exhibits	13
12.10	Counterparts	13
12.11	Independent Contractors	13
Appendices
Appendix A—Cytodisk Technology
Appendix B—Field

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

LICENSE AGREEMENT

        This License Agreement is made this first day of April 1997 (the "Effective Date"), by and between University of Twente, with its seat at Enschede, P.O. Box 217, 7500 AE. The Netherlands (the "Institution") and Immunivest Corporation, a Delaware corporation having offices at Suite 1300, 1105 North Market Street, P.O. Box 8985, Wilmington, Delaware 19899-8985 ("Immunivest").

        WHEREAS, Mr. Clemens Pouw is the authorized legal representative of the Institution and Dr. Leon Terstappen is the authorized legal representative of Immunivest;

        WHEREAS, Dr. Jan Greve is a member of the faculty or staff at the Institution and has agreed to serve as Principal Investigator for the Research;

        WHEREAS, the Institution and Immunicon Corporation, the parent of Immunivest, have entered into a Technology Development Agreement of even date herewith providing for sponsored research, through the Principal Investigator, in the field of applied optics with special reference to the cytodisk technology described on Appendix A—Cytodisk Technology, and wishes to enter into a licensing agreement covering certain technology presently possessed by the Institution and developed during the course of the Research;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, the Institution and Immunivest (collectively, the "parties") agree as follows:

ARTICLE 1—DEFINITIONS

        As used herein, the following terms shall have the following meanings:

        1.1   "Affiliate" shall mean any corporation or business entity which is controlled by, controls, or is under common control with a party. For this purpose, the meaning of the word "control" shall include, without limitation, direct or indirect ownership of more than fifty percent (50%) of the voting shares or voting interest of such corporation or business entity, so long as such party has the right to direct the management of the business and operations of such corporation or business entity.

        1.2   "Agreement Term" shall mean the term of this Agreement beginning on the effective date hereof and continuing for a period of the greater of (i) the expiration date of the last to expire of any Patents licensed hereunder, or (ii) ten years after the date hereof, unless terminated sooner pursuant to Article 6 hereof.

        1.3   "Cytodisk Technology" shall have the meaning described in Appendix A.

        1.4   "Effective Date" shall mean April 1, 1997.

        1.5   "Field" shall have the meaning described in Appendix B—Field.

        1.6   "Immunicon" shall mean Immunicon Corporation and its Affiliates.

        1.7   "Immunicon Invention" shall mean any Invention conceived, created, made, and reduced to practice by Immunicon alone or, as to an Invention relating to Immunicon Technology, any Invention made by Immunicon, by Institution, or jointly by them.

        1.8   "Immunicon Technology" shall mean all Technology currently in the possession of Immunicon or conceived, developed or reduced to practice hereafter by Twente or Immunicon relating to selection of biological materials and their alignment on a surface.

        1.9   "Institution Invention" shall mean any Invention conceived, created, made, and reduced to practice by the Principal Investigator alone or with other Institution participants during the Research Program or withing six months of the termination thereof, but shall not include any Invention relating to Immunicon Technology.

        1.10 "Institution Technology" shall mean all Cytodisk Technology in the possession of the Laboratory of the Principal Investigator on the Effective Date, or in the possession of the Laboratories of any Investigator on the date on which such Investigator is appointed as such.

        1.11 "Invention" shall mean any invention, development, improvement, method, software, work of authorship, or technology, whether or not patentable, conceived, created, made, or reduced to practice in the course of the conduct of the Research Program or, by Institution, within six month of the termination thereof.

        1.12 "Investigator" shall mean each member of the faculty, employee or researcher of the Institution employed in the Research.

        1.13 "Joint Inventions" shall mean all Inventions conceived, developed or reduced to practice in the Research Program (or by Institution within six months of the termination thereof) with the participation of the Principal Investigator or other Investigators and the Immunicon Investigator or other Immunicon participants whether or not any such participant would be deemed an inventor for the purposes of any applicable patent law but shall not include conceptions, developments or reductions to practice in the area of Immunicon Technology.

        1.14 "Laboratories of the Investigators" shall mean the laboratory of the Principal Investigator and of each Investigator maintained at the facilities of Institution.

        1.15 "Licensed Processes" shall mean any method or procedure useful in the manufacture or use of Licensed Products included in the Licensed Technology.

        1.16 "Licensed Products" shall mean any product or service produced or provided using the Licensed Technology.

        1.17 "Licensed Technology" shall mean all Institution Technology, Institution Inventions and all Joint Inventions.

        1.18 "Net Sales Price" shall mean Immunivest's, its Affiliates or sublicensees billings for the Licensed Products produced hereunder less the sum of the following:

          (a)   trade, cash and quantity discounts or rebates actually allowed or taken;

          (b)   credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions;

          (c)   to the extent separately stated on purchase orders, invoices, or other documents of sale, any tax or government charge, (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof, and

          (d)   any separately invoiced charges for freight or insurance; and

          (e)   commissions paid to entities or persons whether they be with independent sales agencies or regularly employed by Immunivest and on its payroll, or for cost of collections.

        Licensed Product(s) shall be considered "sold" when billed out or invoiced.

        Net Sales Price shall not include sales or transfers between Immunivest and its Affiliates, or sublicensees, except that where such Affiliate or sublicensee utilizes the Licensed Products or Licensed Processes for the performance of commercial services for third party customers, Net Sales Price shall be based on subsequent final sales of such Licensed Products to third parties by such Affiliates or sublicensees.

        1.19 "Patents" shall mean any United States and foreign patents and patent applications, and renewals, continuations, divisions, revivals, reissues and extensions corresponding thereto, on inventions resulting from the Research Program.

        1.20 "Research Program" shall have the meaning specified in the Technology Development Agreement.

        1.21 "Technology" shall mean all information, developments, discoveries, inventions, know-how, methods, products, processes, techniques and other information, whether or not patented or patentable.

        1.22 "Technology Development Agreement" shall mean the Technology Development Agreement of even date herewith between Immunicon and the Institution providing for sponsored research, through the Principal Investigator, in the field of applied optics with special reference to cytodisk technology described in Appendix A—Description of Cytodisk Technology of such Agreement.

ARTICLE 2—GRANT

        2.1   Grant of License. Institution hereby grants to Immunivest a worldwide right and license, which shall be exclusive in the Field even against the Institution, under the Licensed Technology to make, have made, use, lease and/or sell Licensed Products and to practice Licensed Processes. Notwithstanding the foregoing, Institution retains a right to use the Licensed Technology for research purposes in the Field. In consideration therefor, during the term of the Technology Development Agreement, the Institution shall disclose all developments and improvement in the Licensed Technology to Immunivest and all such development and improvements shall become Licensed Technology subject to this Agreement

        2.2   Right to Sublicense.

          (a)   Immunivest shall have the right to sublicense worldwide any of the rights, privileges and license granted hereunder.

          (b)   Any sublicenses granted by Immunivest or its Affiliates shall provide for the termination of the sublicense, or, at the option of the sublicensee, conversion of the sublicense to a direct license between such sublicensee and the Institution, on termination of the License pursuant to Article 6. Such conversion shall be subject to the Institution's approval and upon acceptance by the sublicensee of the remaining provisions of this Agreement.

ARTICLE 3—DUE DILIGENCE

        Immunivest shall use reasonable commercial efforts to bring Licensed Product(s) and/or Licensed Process(es) to market through a thorough, vigorous and diligent program for exploitation of the Licensed Technology. Institution recognizes that Immunivest may determine, in its sole discretion, that other and competitive technologies are more suitable for its products in the Field.

ARTICLE 4—ROYALTIES

        4.1   Running Royalty.    Immunivest shall pay a royalty to be determined by negotiation between the parties based on the contribution of the Licensed Technology to the Licensed Products, but not to exceed, in any case:

          (a)   [**]% of the Net Sales Price for each Licensed Product or Licensed Process sold by Immunivest, its Affiliates, or its sublicensees in a country in which the applicable Licensed Technology is not the subject of a valid Patent, and

          (b)   [**]% of the Net Sales Price for each Licensed Product or Licensed Process sold by Immunivest, its Affiliates, or its sublicensees in a country in which the applicable Licensed Technology is the subject of a valid Patent.

In the event that the parties are unable to agree on the royalty to be paid, the matter shall be determined by binding arbitration pursuant to Article 7; provided however that the maximum royalty payable as a result of such arbitration shall not exceed the amount stated in (a) and (b) above and the minimum royalty shall not be less than [**]% if the Licensed Technology is covered by clause (a) above and [**]% if it is covered by clause (b) above.

**  Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        4.2   No Multiple Royalties.    No multiple royalties shall be payable because the Licensed Product(s) or Licensed Process(es), its manufacture, lease or sale are or shall be covered by more than one Patent.

        4.3   Withholding.    Royalty payments shall be paid in United States dollars at the offices of Institution, or at such other place as Institution may reasonably designate consistent with the laws and regulations controlling in any foreign country net of all withholding taxes which Immunivest or any sublicensee shall be required by law to withhold on remittance of the royalty payments.

ARTICLE 5—REPORTS AND RECORDS

        5.1   Books and Records.    Immunivest shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to Institution by way of royalty as aforesaid. Said books of account shall be kept at Immunivest's principal place of business or the principal place of business of the appropriate Affiliate of Immunivest to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times, but not more often than once each year, for five (5) years following the end of the calendar year to which they pertain, to the inspection of an independent certified public accountant retained by Institution for the purpose of verifying Immunivest's royalty statement or compliance in other respects with this Agreement. In the event that any such inspection shows an under reporting and an underpayment in excess of ten percent (10%) for any fiscal year of Immunivest (after taking into account any payments made by Immunivest prior to the audit in respect of such fiscal year), the Immunivest shall pay the cost of such examination as well as any additional sum that would have been payable to the Institution had Immunivest reported correctly, plus interest on the unpaid royalties, equal to one percent per month in excess of the "Prime Rate" as published in the Wall Street Journal. Whenever such Prime Rate changes, the interest rate described above shall correspondingly change, effective upon the opening of business on the date of the publication of such change.

          (a)   Reports.    Immunivest, within sixty (60) days after each quarter of the calendar year, shall deliver a report in writing setting forth sales of Licensed Products (including a negative report, if appropriate) and will accompany such report with such particulars of the business conducted by Immunivest, its Affiliates or sublicenses during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

  (i)
  All Licensed Products and or Licensed Processes manufactured and sold.

  (ii)
  Total billings for Licensed Product sold.

  (iii)
  Accounting for all Licensed Process(es) used or sold.

  (iv)
  Total Royalties due.

  (v)
  Names and addresses of all sublicensees of Immunivest.

        5.2   Payment of Running Royalties.    With each such report submitted, Immunivest shall pay to Institution the running royalties due and payable under this Agreement. If no royalties shall be due, Immunivest shall so report.

        5.3   Currency Conversion.    Any payments due hereunder on sales outside of the United States shall be payable in U.S. Dollars at the rate of exchange of the currency of the country in which the sales are made at the average of the following: the exchange rate as reported in the Wall Street Journal for the first business day of the calendar quarter for which royalties are payable plus the exchange rate as reported in the Wall Street Journal for the last business day of the calendar quarter for which royalties are payable, divided by two (2). Such payments shall be without deduction for such exchange costs and collection or other similar changes.

        5.4   Late Payment Interest.    Payments of running royalties which are delayed beyond the sixty (60) days after the end of the quarter in which they become due and payments of all other royalties which are delayed beyond sixty (60) days of the date specified in Section 4.1 shall be subject to an interest charge equal to 1 per annum in excess of the "Prime Rate" as published in The Wall Street Journal. Whenever such Prime Rate, as so published, changes, the interest rate described above shall correspondingly change, effective upon the opening of business on the date of publication of such change.

ARTICLE 6—TERMINATION

        6.1   Immunivest Bankruptcy.    If Immunivest shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of Immunivest shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Immunivest or otherwise, this Agreement shall automatically terminate.

        6.2   Failure to Pay Royalties.    Should Immunivest fail in its payment to Institution of royalties due in accordance with the terms of this Agreement, Institution shall have the right to serve notice upon Immunivest by certified mail at the address designated in Article II hereof, of its intention to terminate this Agreement within thirty (30) days after receipt of said notice of termination unless Immunivest shall pay to Institution, within the thirty (30) day period, if Immunivest shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

        6.3   Other Breaches.    Upon any material breach or default of this Agreement by Immunivest, other than those occurrences set out in Sections 6.1 and 6.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Section 6.3, Institution shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by thirty (30) days' notice by certified mail to Immunivest. Such termination shall become effective unless Immunivest shall have cured any such breach or default prior to the expiration of the thirty (30) day period from receipt of Institution notice of termination, or, if cure of such breach shall require more than thirty (30) days, Immunivest shall have commenced such cure and be diligently pursuing it.

        6.4   Immunivest Right To Terminate.    Immunivest shall the right to terminate this Agreement at any time on one (1) months' notice by certified mail to Institution.

        6.5   Effect of Termination.

          (a)   Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Immunivest and/or any sublicensee thereof may, however, after the effective date of such termination, sell all completed Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Immunivest shall pay to Institution the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

          (b)   Upon any such termination of this Agreement, other than by reason of the expiration of the Agreement Term, Immunivest shall cease to use the Licensed Technology. On termination of this Agreement by reason of the expiration of the Agreement Term, the licenses and rights granted herein to Immunivest shall be irrevocable and perpetual.

ARTICLE 7—ARBITRATION

        7.1   Arbitration.    Except as otherwise provided in Section 7.2, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be referred to and resolved by a panel of three arbitrators. Arbitrators shall be neutral. One arbitrator shall be chosen by each of the parties and a third selected by the two chosen by the parties. The panel shall settle the controversy by arbitration, which shall take place in Philadelphia, Pennsylvania. The arbitration shall be governed by the United States Arbitration Act, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding, and any party may apply for judgment upon the award rendered by the arbitrators in any court having jurisdiction over the matter. Each party shall bear its respective expenses of any such arbitration. The costs of such arbitration shall be shared equally by the parties and shall be limited to the arbitrators' fees and expenses.

        7.2   Institution's Right To Sue.    Institution reserves the right and power to proceed with direct judicial remedies against Immunivest without arbitration for breach of the royalty payment and sales reporting provisions of this Agreement after giving written notice of such breach to Immunivest followed by an opportunity period of thirty (30) days in which to cure such breach and otherwise complying with the provisions of this Agreement. In collecting overdue royalty payments and securing compliance with reporting obligations, Institution may use all judicial remedies available.

ARTICLE 8—INFRINGEMENT

        8.1   Notice.    Immunivest and Institution shall promptly inform the other in writing of any alleged infringement of which it shall have notice by a third party of any patents within the Patent Rights and provide such other with any available evidence of infringement.

        8.2   Immunivest Prosecution of Infringement.    During the term of this Agreement, Immunivest shall have the right, but shall not be obligated, to prosecute at its own expense any infringements of the Patents and, in furtherance of such right, Institution hereby agrees that Immunivest may join Institution as a party plaintiff in any such suit, without expense to Institution. In the event that Immunivest shall undertake the enforcement and/or defense of the Patent Rights by litigation, Immunivest may withhold up to [**] of the royalties otherwise thereafter due Institution hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by Immunivest for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Immunivest relating to the suit, and next toward reimbursement of Institution for any royalties past due or withheld and applied pursuant to this Article 8. The balance remaining from any such recovery shall be divided equally between Immunivest and Institution. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Institution, which consent shall not unreasonably be withheld. Immunivest shall indemnify Institution against any order for costs that may be made against Institution in such proceedings.

**  Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        8.3   Institution Prosecution of Infringement.    If within six (6) months after having been notified of any alleged infringement, Immunivest shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Immunivest shall notify Institution at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Institution shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patents, and Institution may, for such purposes, use the name of Immunivest as party plaintiff. Any recovery of damages by Institution from any such suit shall be the sole property of Institution.

        8.4   Declaratory Judgment Actions.    In the event that a declaratory judgement action alleging invalidity or non-infringement of any of the Patents shall be brought against Immunivest, Institution, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

        8.5   Cooperation.    In any infringement suit as either party may institute to enforce the Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

        8.6   Grant of Licenses.    The party conducting any legal action hereunder shall have the sole right to sublicense any alleged infringer under the Patents for future infringement on terms consistent herewith. Such license shall be consistent with the terms hereof, except that Institution shall not be prohibited from granting such a license by the exclusivity of Immunivest's license hereunder.

ARTICLE 9—PRODUCT LIABILITY

        9.1   No Warranties by Institution.    Institution does not warrant the validity of the Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the licensed Patents or that such Patents may be exploited by Immunivest, an Affiliate, or sublicensee without infringing other patents.

        9.2   Disclaimers of Warranties.    Institution EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENTS OR LICENSED TECHNOLOGY OR INFORMATION SUPPLIED BY Institution, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT. Further, Institution has made no investigation and makes no representation that the Licensed Technology supplied by it will be free from liability for patent infringement.

        9.3   Immunivest Indemnity.

          (a)   Immunivest shall indemnify, defend and hold Institution and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agent and their respective successors, heirs and permitted assigns (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorneys' fees and out of pocket expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any Licensed Product and/or Licensed Process or service thereto made, used or sold pursuant to any right or license granted under this Agreement.

          (b)   Institution shall give Immunivest timely notice of any such claim. Immunivest shall have the right to assume and defend any legal action for which it has an indemnification obligation hereunder with counsel of its own choosing. Each Indemnitee shall cooperate in such defense. Immunivest shall have the right to settle any such claim and each Indemnitee shall be bound by the terms of such settlement.

          (c)   Beginning at the time as any such Licensed Product or Licensed Process or service thereto is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Immunivest or by a sublicensee, Affiliate or agent of Immunivest, Immunivest shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During the clinical trials of any such Licensed Product and/or Licensed Process, Immunivest shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in such equal or lesser amounts as Institution reasonably shall require, naming the Indemnitees as additional insured. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability for Immunivest's indemnification under this Agreement. If Immunivest elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to the Institution. The minimum amount of insurance coverage required shall not be construed to create a limit of Immunivest's liability with respect to its indemnification under this Agreement.

          (d)   Immunivest shall provide Institution with written evidence of such insurance on request of Institution. Immunivest shall provide Institution with written notice at least fifteen (15) days prior to its cancellation or non-renewal of such insurance, or of a material change in conditions reducing the limits or coverage described above. If Immunivest does not obtain replacement insurance within ninety (90) days following such notice, then, unless such insurance is no longer commercially available to Immunivest, or Immunivest is using its best efforts to obtain replacement insurance,

  Institution shall have the right to terminate this Agreement at the end of such ninety (90) day period, effectively immediately on such notice.

          (e)   Immunivest shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product and/or Licensed process, or service relating thereto, is being commercially distributed or sold by Immunivest, or by a sublicensee, Affiliate or agent of Immunivest and (ii) a reasonable period after the period referred to (i) of this clause which in no event shall be less than fifteen (15) years.

        9.4   Compliance with Laws.    Immunivest shall comply with all applicable laws and regulations relating to the sales of Licensed Products and Licensed Processes. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Immunivest shall defend and hold Institution harmless in the event of any legal action of any nature occasioned by Immunivest's violation of such laws and regulations.

ARTICLE 10—NON-USE OF NAMES

        Immunivest shall not use the name of Institution nor any adaptation thereof, nor the names of any if its faculty, students or staff, in any advertising, promotional or sales literature without prior written consent obtained from Institution, in each case, except that Immunivest may state that it is licensed by Institution under one or more of the patents and/or applications comprising the Patents.

ARTICLE 11—PAYMENTS, NOTICES, ETC

        Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

        In the case of Institution:

    Enschede
    P.O. Box 217
    7500 AE. The Netherlands
    Attention: Director

        If to Immunivest:

    Immunivest Corporation
    Suite 1300
    1105 North Market Street
    P.O. Box 8985
    Wilmington, Delaware 19899-8985
    c/o Delaware Corporate Management
    Attention: President

        With a required copy to:

    Joseph H. Hennessy, Esquire
    Morgan, Lewis & Bockius L.L.P.
    One Logan Square
    Philadelphia, PA 19103

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

ARTICLE 12—MISCELLANEOUS PROVISIONS

        12.1 No Waiver.    A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

        12.2 Governing Law.    To the extent not in conflict with the Patent and Trademarks Act of 1980, P.L. 96-517, as amended, and any regulations thereunder (the "Act") this Agreement and the covenants, promises and agreements contained herein shall be governed in accordance with the laws of the Commonwealth of Pennsylvania. Anything herein to the contrary notwithstanding, this Agreement is made specifically subject to the Act.

        12.3 Severability.    If any provision of this Agreement or the application thereof is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect other provisions or applications of this Agreement which can be given effect without the invalid and unenforceable provision or application, and to this end, the provisions of this Agreement shall be severable.

        12.4 Assignment; Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

        12.5 Entire Agreement and Amendment.    This Agreement and the License Agreements contemplated herein embody the entire understanding of the parties relating to the subject matter hereof and supersede all prior understandings and agreements. No modification or amendment of this Agreement shall be valid or binding unless such modification or amendment is in writing and is signed by each of the parties hereto.

        12.6 Headings, Gender and "Person".    All headings and captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not effect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include any individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

        12.7 Expenses.    Each party hereto shall pay its expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

        12.8 No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

        12.9 Exhibits.    All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

        12.10 Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one Agreement.

        12.11 Independent Contractors.    In the performance of their respective duties contemplated hereunder, the status of each of Institution and Immunivest, including their respective employees and agents, shall be that of an independent contractor, and not as an employee, agent, or fiduciary of the other party, and as such it shall have no right to make commitments for or on behalf of the other party.

        IN WITNESS WHEREOF, Institution and Immunivest have duly executed this Agreement on the dates written below.

TWENTE UNIVERSITY
By:	/s/ CCM Pouw
Name:	CCM Pouw
Title:	Dr.
Date:	23-04-97
IMMUNICON CORPORATION
By:	/s/ LEON TERSTAPPEN
Name:	LEON TERSTAPPEN
Title:	MD Phd Chief Scientific Officer
Date:

APPENDIX A

Description of Cytodisk Technology

        Cytodisk Technology shall mean and include all methods, apparatus, products and services for optically analyzing particles similar to cells, cell fragments, viruses and bacteria that are magnetically aligned on a flat disk or rectangular shaped flat support.

APPENDIX B

FIELD

        The term "Field" shall mean and include all methods, apparatus, products and services for analyzing magnetically selected and aligned particles similar to cells, cell fragments, viruses, bacteria, and synthetic materials and capture agents, for example as read by cytodisk.

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  Exhibit 10.36
LICENSE AGREEMENT by and between TWENTE UNIVERSITY AND IMMUNIVEST CORPORATION
TABLE OF CONTENTS
LICENSE AGREEMENT
ARTICLE 1—DEFINITIONS
ARTICLE 3—DUE DILIGENCE
ARTICLE 4—ROYALTIES
ARTICLE 5—REPORTS AND RECORDS
ARTICLE 6—TERMINATION
ARTICLE 7—ARBITRATION
ARTICLE 8—INFRINGEMENT
ARTICLE 9—PRODUCT LIABILITY
ARTICLE 10—NON-USE OF NAMES
ARTICLE 11—PAYMENTS, NOTICES, ETC
ARTICLE 12—MISCELLANEOUS PROVISIONS
APPENDIX A Description of Cytodisk Technology
APPENDIX B FIELD